EXHIBIT 2.2
FORM OF VOTING AND SUPPORT AGREEMENT
          VOTING AND SUPPORT AGREEMENT, dated as of February ___, 2006 (this “Agreement”), by and among Business Objects, S.A., a société anonyme organized under the laws of the Republic of France (“Parent”), Business Objects Americas, a Delaware corporation and wholly owned subsidiary of Parent (“Parent Americas”), Flagship Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent Americas (“Merger Sub”), certain individuals whose names are set forth on the signature pages to this Agreement (each a “Shareholder” and, collectively, the “Shareholders”) who are shareholders of Firstlogic, Inc., a Wisconsin corporation (the “Company”), and, for purposes of Article III, Article IV and Sections 7.1(a) and 7.2 through 7.14 only, the members of the board of directors of the Company as of the date hereof whose names are set forth on the signature pages to this Agreement (each a “Board Optionholder” and, collectively, the “Board Optionholders”).
RECITALS
          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Parent Americas, Merger Sub, the Company and the Shareholder Representative (as defined in the Merger Agreement) are entering into an Agreement and Plan of Merger (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”) which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent Americas (the “Merger”); and
          WHEREAS, as a condition and inducement to entering into and/or causing each of Parent, Parent Americas and Merger Sub to enter into the Merger Agreement and the Transactions (as defined in the Merger Agreement), including, without limitation, the Merger, Parent and Parent Americas have requested that the Shareholders and the Board Optionholders agree, and the Shareholders and Board Optionholders have agreed, to enter into this Agreement which sets forth the agreements of the parties hereto with respect to, among other things, (i) the voting of shares of common stock, no par value per share, of the Company (the “Company Common Stock”) owned by the Shareholders in connection with the Merger and certain other agreements related to the Merger and the Transactions, (ii) the appointment of the Shareholder Representative pursuant to Section 3.1 of the Merger Agreement and (iii) the Effective Time Company Shareholders’ indemnification obligations pursuant to Section 7.2 and Article X of the Merger Agreement.
          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS
          1.1 General. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.
          1.2 Certain Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:
          “Covered Shares” means, with respect to any Shareholder and Board Optionholder, any shares of Company Common Stock that such Shareholder or Board Optionholder beneficially owns, holds of record or otherwise has the right to vote, directly or indirectly, together with any shares of Company Common Stock or other voting securities of the Company acquired by such Shareholder or Board Optionholder after the date of this Agreement, including by way of (a) a stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or similar transaction or (b) the exercise of any Stock Options.
          “Meeting” means any meeting of the shareholders of the Company, whether annual or special, and including any adjourned or postponed meeting.
          “Permitted Business” means the mailing services business of Compukey, Inc. owned and operated by Mary Westlund on the Closing Date.
          “Vote” means (a) voting in person or by proxy in favor of or against any action, approval or agreement, and (b) consenting to or withholding consent from any action, approval or agreement (whether or not such consent is in writing); and “Voting” shall have the correlative meaning.
          1.3 Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or integration of this Agreement. All references in this Agreement to Articles, Sections or Schedules shall refer to Articles or Sections of or Schedules to this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” References to any gender shall be deemed to include references to the other gender.
ARTICLE II
VOTING
          2.1 Agreement to Vote. Each Shareholder agrees that it shall appear at any Meeting (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Parent and Parent Americas, to cause its Covered Shares to be included in any written consent of shareholders of the Company. In connection with any such Meeting or written consent, as applicable, each

Shareholder further agrees that it shall, and shall cause the record holder of any of its Covered Shares to, Vote all of its Covered Shares:
               (a) in favor of approval of the Merger Agreement and the Merger, and any other action or approval required in furtherance of the Merger and all things included in the Company Shareholder Proposal;
               (b) in favor of approval of the 280G Payments, if applicable;
               (c) against any action, approval or agreement that would compete with, impede, interfere with, or adversely affect the approval of the Merger Agreement, the Merger or the timely consummation of the transactions contemplated by the Merger Agreement;
               (d) against any action, approval or agreement that would result in any material breach of a representation, warranty, covenant or agreement of the Company under the Merger Agreement; and
               (e) against any proposal for any extraordinary corporate transaction, such as a recapitalization, dissolution, liquidation, or sale of assets of the Company or any merger, consolidation or other business combination (other than the Merger) between the Company and any Person (other than Parent, Parent Americas or their respective Subsidiaries) or any other action or agreement that is intended or which reasonably could be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement.
          2.2 Grant of Proxy. IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, IN THE EVENT OF AND TO NEGATE THE EFFECT OF A BREACH BY A SHAREHOLDER OF ANY OF THE PROVISIONS OF SECTION 2.1, EACH SHAREHOLDER HEREBY GRANTS TO AND APPOINTS PARENT AMERICAS AS ITS IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO VOTE THE COVERED SHARES SOLELY AS INDICATED IN THIS ARTICLE II. EACH SHAREHOLDER SHALL RETAIN THE RIGHT TO VOTE THE COVERED SHARES WITH RESPECT TO ALL MATTERS NOT COVERED BY THIS ARTICLE II. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES AND POWERS OF ATTORNEY WITH RESPECT TO SUCH SHAREHOLDER’S COVERED SHARES OR ANY OTHER VOTING SECURITIES OF THE COMPANY THAT RELATE TO THE ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER MATTERS SET FORTH IN THIS ARTICLE II. THE GRANT AND APPOINTMENT OF THE PROXY AND ATTORNEY-IN-FACT PURSUANT TO THIS SECTION 2.2 SHALL TERMINATE IN ACCORDANCE WITH SECTION 7.1.

          2.3 Capacity. Each Shareholder is executing this Agreement solely in such Shareholder’s capacity as the sole beneficial owner and record holder of the number of the shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule A to this Agreement.
          2.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, Parent Americas or Merger Sub any direct or indirect ownership or incidence of ownership of, or with respect to, any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders. Except as otherwise provided in this Agreement, neither Parent, Parent Americas nor Merger Sub shall have any power or authority to direct any Shareholder in (a) the Voting of any of such Shareholder’s Covered Shares or (b) the performance of such Shareholder’s duties or responsibilities as a stockholder of the Company.
ARTICLE III
APPOINTMENT OF THE SHAREHOLDER REPRESENTATIVE
          3.1 Appointment of the Shareholder Representative. Effective as of the date hereof each Shareholder and each Board Optionholder, by such Shareholder’s and such Board Optionholder’s execution and delivery of this Agreement, hereby irrevocably consents to the appointment of Ralph Bouma, Jr. as the Shareholder Representative (as defined in the Merger Agreement), with all of the powers, rights, duties and responsibilities set forth in Article III of the Merger Agreement.
ARTICLE IV
INDEMNIFICATION
          4.1 Indemnification.
               (a) From and after the Effective Time, each of the Shareholders and the Board Optionholders hereby severally and not jointly based on their Pro Rata Percentage (as defined in the Merger Agreement) agree (i) to be bound by the indemnification provisions and procedures set forth in Section 7.2 and Article X of the Merger Agreement and (ii) to fully defend, indemnify and hold harmless each of the Parent Indemnitees and the Parent Indemnified Parties, as the case may be, from and against all Losses, to the fullest extent contemplated by the Merger Agreement as if each such Shareholder and Board Optionholder were a party to the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, with respect to any Loss arising out of or relating to the breach of any representation, warranty, covenant or agreement made by a Shareholder or Board Optionholder in this Agreement, each of the Parent Indemnitees and the Parent Indemnified Parties, as the case may be, shall be indemnified for the full amount of such Loss on a several basis solely by the Shareholder or Board Optionholder who has breached such representation, warranty, covenant or agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
          Each Shareholder, severally and not jointly, represents and warrants to Parent, Parent Americas and Merger Sub as follows:
          5.1 Power and Authorization. Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within such Shareholder’s power and authority and have been duly and validly authorized by all necessary action on the part of such Shareholder.
          5.2 Enforceability. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights, and to general equity principles.
          5.3 Governmental Authorizations. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than as disclosed in the Merger Agreement and the Company Disclosure Schedule with respect to consummation of the Transactions.
          5.4 Non-Contravention. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not:
               (a) contravene or conflict with, or result in any violation or breach of, any provisions of the organizational documents of such Shareholder (to the extent that such Shareholder is an entity);
               (b) contravene or conflict with, or result in any violation or breach of, any court orders applicable to such Shareholder or any of its Covered Shares;
               (c) require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which such Shareholder is a party or by which it or any of its Covered Shares may be bound, other than as provided in Section 8.2(c) of the Merger Agreement or Section 8.2(c) of the Company Disclosure Schedule;

               (d) give rise to a right of termination, cancellation, amendment, modification or acceleration of any rights or obligations under any contracts to which such Shareholder is a party or by which it or any of its Covered Shares may be bound; or
               (e) cause the creation or imposition of any Liens on any of its Covered Shares, other than as contemplated by this Agreement.
          5.5 Ownership. As of the date of this Agreement, such Shareholder is the sole beneficial owner and record holder of the number of the shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule A to this Agreement, which constitute all of the shares of Company Common Stock beneficially owned and/or held of record by such Shareholder. Except for the Stock Options noted in the preceding sentence, each such Shareholder owns no other rights or interests convertible or exchangeable into or exercisable for any securities of the Company.
          5.6 Voting. Such Shareholder has the sole power to Vote or direct the Vote of, dispose of and issue instructions with respect to, its Covered Shares, and the sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to Applicable Laws and this Agreement. Such Shareholder: (a) is not a party to any contract (including any voting agreement) with respect to any of its Covered Shares (other than this Agreement); (b) has not deposited any of its Covered Shares into any voting trust; and (c) has not granted any presently effective proxy or power of attorney with respect to any of its Covered Shares, in each case inconsistent with such Shareholder’s obligations under this Agreement.
          5.7 Title. Such Shareholder has, and on the Closing Date will have, good and marketable title to all of its Covered Shares, in each case free and clear of any Liens other than as contemplated by this Agreement.
          5.8 Transaction Agreements. Such Shareholder has received and reviewed a copy of, and is fully familiar with and understands the terms of, the Merger Agreement.
ARTICLE VI
OTHER COVENANTS
          6.1 No Inconsistent Agreements. Each Shareholder covenants and agrees that such Shareholder shall not: (a) enter into any contract (including any voting agreement) with respect to any of its Covered Shares; (b) deposit any of its Covered Shares into any voting trust; or (c) grant any proxy or power of attorney with respect to any of its Covered Shares, in each case inconsistent with such Shareholder’s obligations under this Agreement.
          6.2 No Transfers. Except pursuant to the exercise of the Option (as hereinafter defined), each Shareholder agrees that it shall not: (a) sell, assign, give, tender, offer, exchange or otherwise transfer any of its Covered Shares except by will or the laws of descent and distribution in the event of his or her death; (b) encumber, pledge, hypothecate or otherwise permit (including by omission) the creation or imposition of any Lien on any of its Covered Shares; or (c) enter into any Contract with respect to any of the foregoing, in each case without the prior written consent of Parent and Parent Americas.
          6.3 No Registrations of Transfers. Each Shareholder (a) agrees that it shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Covered Shares and (b) consents to the entry of stop transfer instructions by the Company of any transfer of such Shareholder’s Covered Shares, unless such transfer is made in compliance with Section 6.2.
          6.4 No Solicitation. Each Shareholder agrees that it shall not, and shall cause each of its Affiliates it controls and Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate or encourage any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal or (b) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or may be considering making any Acquisition Proposal. Each Shareholder agrees that it shall, and shall cause each of its Affiliates it controls and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Persons heretofore conducted with respect to any Acquisition Proposal. Each Shareholder, severally and not jointly, hereby acknowledges that it is aware of the covenants of the Company contained in Section 6.5 of the Merger Agreement and hereby agrees to comply with the terms of such section as if it were a representative of the Company for all purposes of said section. Notwithstanding anything to the contrary contained in this Section 6.4, in the case of any Shareholder who is a director of the Company, the agreements of such Shareholder contained in this Agreement shall not govern, limit or restrict such Shareholder’s ability to exercise his or her fiduciary duties to the shareholders of the Company under Applicable Laws in his or her capacity as a director of the Company.
          6.5 No Public Statements. Each Shareholder agrees that it shall not, and shall cause each of its Affiliates it controls and Representatives not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the Transactions without the prior written consent of Parent and Parent Americas or except as required by Applicable Law.
          6.6 Waiver of Appraisal and Dissent Rights. Without limiting the generality of the other obligations of each Shareholder hereunder, each Shareholder hereby waives and agrees not to assert, and agrees to cause its Affiliates it controls to waive and not to assert, any rights of appraisal or rights of dissent in connection with the Merger that such Shareholder or its Affiliates may have.
          6.7 Non-Compete.

               (a) From and after the Closing Date until the third anniversary of the Closing Date (the “Restricted Period”), each Shareholder shall not, either directly or indirectly: (i) engage in the Business for such Shareholder’s own account in the United States; (ii) render any services related to the Business to or for any person or entity engaged in the Business in the United States; or (iii) become, directly or indirectly (and whether or not for compensation), a stockholder, partner, member, manager, officer, director, employee or consultant of (or establish any other similar relationship or capacity with) any person or entity engaged in the Business in the United States, other than passive ownership as a portfolio investment (with no director designation rights or other special governance rights) of no more than 5% of any class of equity security or other ownership interest of any corporation engaged in the Business that is registered under Section 12 of the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, Mary Westlund shall be permitted to engage in the Permitted Business.
               (b) Each Shareholder acknowledges and agrees that (i) the term “Business” means the design, development, installation and operations related to postal mailing software and data quality software, or postal automation solutions as engaged in by the Company and its Subsidiaries as of the date hereof; (ii) the Business is conducted primarily in the United States; (iii) such Shareholder has intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by such Shareholder in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Company, the Company’s Subsidiaries, Parent and Parent Americas to continue the Business previously conducted by the Company and its Subsidiaries; (iv) the agreements and covenants contained in this Agreement, as they relate to the Business and otherwise, have been determined by the Parent, Parent Americas and the Company and its Subsidiaries to be essential to protect the Business and goodwill of the Company and its Subsidiaries; (v) Parent and Parent Americas would not consummate the transactions contemplated by the Merger Agreement but for such agreements and covenants; and (vi) such Shareholder has the means to support himself and his dependents other than by engaging in the Business, and the provisions of this Agreement will not impair such ability in any manner whatsoever.
          6.8 Non-Solicitation of Employees. During the Restricted Period, each Shareholder shall not, either directly or indirectly, hire, solicit or encourage to leave the employment of the Company or any direct or indirect Subsidiary thereof (each, a “Protected Party” and collectively, the “Protected Parties”), any person who is an officer, employee or consultant (other than a consultant who is a third party service provider whose services are generally available) of, or to, the Protected Parties on the date hereof.
          6.9 Blue-Penciling. If any court determines that Section 6.7 or Section 6.8, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

          6.10 Further Assurances. From time to time, at Parent’s and Parent Americas’ reasonable request and without further consideration, each Shareholder agrees that it shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
ARTICLE VII
MISCELLANEOUS
          7.1 Termination. (a) Subject to the next succeeding sentence, this Agreement and all of its provisions shall terminate upon the earliest to occur of (i) the Effective Time, (ii) twelve (12) months after the day on which the Merger Agreement is terminated by the Company pursuant to Section 9.1(b)(ii) or by Parent and Parent Americas pursuant to Sections 9.1(c)(i) or 9.1(c)(iii) and (iii) the day on which the Merger Agreement is terminated pursuant to Section 9.1, other than pursuant to Sections 9.1(b)(ii), 9.1(c)(i) or 9.1(c)(iii); provided, that notwithstanding the foregoing, Section 7.1(b) shall survive any termination of this Agreement. Notwithstanding the forgoing, if the Transactions are consummated, the provisions of Sections 6.7, 6.8, 6.9 and this Article VII shall survive the termination of this Agreement. Any such termination shall be without prejudice to any liabilities arising under this Agreement prior to such termination.
               (b) Each of the Shareholders hereby grants to Parent Americas an irrevocable option (the “Option”) to purchase for a per share purchase price equal to the Per Share Merger Consideration as defined in the Merger Agreement, assuming, for purposes of such computation, that the Effective Time had occurred on December 31, 2005 (the “Per Share Purchase Price”) all but not less than all of the Covered Shares of all of the Shareholders in the manner set forth herein. The Option may be exercised by Parent Americas at any time after the date hereof but solely upon the occurrence of a Triggering Event (as defined below) and prior to the Termination Date (as hereinafter defined). In the event that Parent Americas wishes to exercise the Option, Parent Americas shall send a written notice to the Shareholders of its intention to exercise the Option. The closing of the purchase of the Covered Shares pursuant to the exercise of the Option (the “Closing”) shall be subject to (i) the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the exercise of the Option or consummation of the sale of the Covered Shares pursuant to the exercise of the Option and (ii) Parent Americas’ making of a representation and warranty to the Shareholders that it (x) qualifies as an “accredited investor” (as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended) and (y) is purchasing the Covered Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. The Closing shall take place in the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, on a date and at a time (whether or not a business day or during business hours) designated by Parent and Parent Americas no later than five business days after satisfaction of the condition to Closing referred to in the prior sentence, unless Parent Americas, on the one hand, and the Shareholders, on the other hand, otherwise agree). The term “Triggering Event” shall mean any of (x) the termination of the Merger Agreement pursuant to Sections 9.1(b)(ii), 9.1(c)(i) or 9.1(c)(iii) or (ii) the Shareholders material breach of any of the terms of this Agreement. In the event Parent Americas exercises the Option and the conditions to Closing are satisfied, Parent Americas shall make payment to the Shareholders at the Closing for the aggregate Per Share Purchase Price, by wire transfer in federal funds to an account designated by the Shareholders against delivery to Parent Americas of the certificates representing the Covered Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer. The Option shall expire thirty (30) days after the earlier to occur of the date this Agreement terminates or the occurrence of a Triggering Event. The date of expiration of the Option in accordance with the preceding sentence is referred to herein as the “Termination Date.”
          7.2 Amendments; Waivers. This Agreement may not be amended or waived except by an instrument in writing signed (a) by each of the parties to this Agreement in the case of an amendment or (b) by the party against whom the waiver is to be effective in the case of a waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.
          7.3 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:
          if to Parent, Parent Americas or Merger Sub, to:
Business Objects, S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile: (408) 953-6302
Attn: Chairman and Chief Executive Officer
          and to:
Business Objects Americas
3030 Orchard Parkway
San Jose, California 95123
Facsimile: (408) 894-6550
Attn: General Counsel

          with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile: (650) 493-6811
Attn: John T. Sheridan, Esq.
          Julia Reigel, Esq.
          if to the Company prior to Closing, to:
Firstlogic, Inc.
100 Harborview Plaza
La Crosse, WI 54601-4071
Attention: Eric Lieberman
Telephone: (608) 782-5000
Telecopy: (608) 787-1168
          with a copy to:
Gardner, Carton & Douglas LLP
191 North Wacker Drive, Suite 3700
Chicago, IL 60606
Attention: David A. Rubenstein, Esq.
Telecopy: (312) 569-3134
          if to the Shareholders or Board Optionholders, to:
Ralph R. Bouma, Jr.
1755 S. Naperville Road
Suite 200
Wheaton, IL 60187
Telephone: (630) 660-1755
Telecopy: (630) 221-1756
          with a copy to:
Abrahams Kaslow & Cassman LLP
8712 West Dodge Road
Suite 300
Omaha, Nebraska 86114-3419
Attention: R. Craig Fry, Esq.
Telecopy: (402) 392-0816
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 7.3, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 7.3, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7.3 and appropriate confirmation is received.
          7.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. No party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties.
          7.5 Governing Law. This Agreement and any claim or controversy relating hereto shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would result in the application of the law of another jurisdiction, except to the extent that provisions of the WBCL are mandatorily applicable.
          7.6 Submission to Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court of the United States located in the State of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.
          7.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          7.8 Entire Agreement. Except for the Merger Agreement and the Ancillary Agreements, this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

          7.9 No Third-Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
          7.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.
          7.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.
          7.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity. The exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
          7.13 Specific Performance . The parties to this Agreement agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          7.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective only when each party to this Agreement (including all of the Shareholders) shall have executed and received originals or counterparts signed by all of the other parties.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

BUSINESS OBJECTS S.A.

By:

Name: John G. Schwarz
Title: Chief Executive Officer

BUSINESS OBJECTS AMERICAS

By:

Name: James R. Tolonen
Title: Chief Financial Officer

FLAGSHIP ACQUISITION CORP.

By:

Name: James R. Tolonen
Title: President and Chief Financial Officer

Sch. A - 1

SHAREHOLDERS:

Sch. A - 2